Exhibit 99.1

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Dave Drillock

VP and CFO

(973) 357-3249

Jeff Fitzgerald

Treasurer

(973) 357-3480

Release Date: Immediate

Cytec Announces Pricing of $400 Million Offering of Its 3.5% Notes Due 2023

Feb. 26, 2013 — Cytec Industries Inc. (“Cytec” or the “Company”) (NYSE: CYT) announced today that it has priced an offering of $400 million of its 3.5% Notes due 2023 in an underwritten public offering. The offering is expected to close on March 11, 2013 subject to customary closing conditions.

Cytec intends to use the net proceeds from this offering (1) to fund tender offers for up to $175 million aggregate principal amount of the Company’s 6.0% Notes due 2015 and 8.95% Notes due 2017, including the payment of accrued interest and any applicable early tender premium and (2) to pay the redemption price for its 4.60% Notes due 2013, including the payment of accrued interest and the make-whole premium. Cytec intends to add any remaining net proceeds to general corporate funds that may be used for, without limitation, the repayment of short-term borrowings or other debt or any other general corporate purpose.

Citigroup Global Markets Inc., RBS Securities Inc. and Wells Fargo Securities, LLC served as the joint book-running managers for the offering.

The notes are being offered pursuant to the Company’s shelf registration statement, which became automatically effective upon filing on February 26, 2013 with the Securities and

Exchange Commission. The offering will be made only by means of a prospectus supplement and accompanying prospectus describing the terms of the offering which have or will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and accompanying prospectus for the offering may be obtained from: Citigroup Global Markets Inc. at 800-831-9146, RBS Securities Inc. at 877-277-9832 or Wells Fargo Securities, LLC at 800-326-5897.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such jurisdiction. The tender offers are being made solely by means of an Offer to Purchase and a related Letter of Transmittal. In any jurisdiction where the laws require a tender offer to be made by a licensed broker or dealer, the tender offers will be deemed to be made on behalf of Cytec by the dealer managers for such tender offers, or one or more registered brokers or dealers under the laws of such jurisdiction.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission. Cytec disclaims any obligation to update or revise any forward-looking statements.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

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